Exhibit 99.1

Hut 8 Reports Second Quarter 2025 Results

Decisive step forward in 2025 strategy with measurable returns on first-quarter investments, structural evolution in asset commercialization profile, and significant near-term growth potential unlocked

Earnings Release Highlights

●	Revenue of $41.3 million, net income of $137.5 million, and Adjusted EBITDA of $221.2 million.
●	Total energy capacity under management of 1,020 megawatts (“MW”) as of June 30, 2025.
●	~10,800 MW development pipeline with ~3,100 MW of capacity under exclusivity[1] as of June 30, 2025.
●	Strategic Bitcoin reserve of 10,667 Bitcoin with a market value of $1.1 billion as of June 30, 2025.

MIAMI, FL, August 7, 2025 – Hut 8 Corp. (Nasdaq | TSX: HUT) (“Hut 8” or the “Company”), an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive use cases such as Bitcoin mining and high-performance computing, today announced its financial results for the second quarter of 2025.

“In the second quarter, we delivered strong revenue and margin performance while advancing a fundamental shift in our asset commercialization profile,” said Asher Genoot, CEO of Hut 8. “Strategic wins across our Power and Digital Infrastructure segments increased the share of energy capacity under management commercialized under executed agreements with terms of one year or longer to nearly 90% at quarter-end, up from less than 30% a year ago, driving a meaningful shift from merchant exposure to long-term, contracted fees.”

“These milestones build on the restructuring of our mining business with the launch of American Bitcoin. In addition to completing an oversubscribed private placement and advancing toward a Nasdaq listing, American Bitcoin is now a dedicated anchor tenant for our Power and Digital Infrastructure segments. More broadly, this shift reflects the growing depth of our institutional partnerships, with marquee counterparties such as BITMAIN, Macquarie, Coinbase, and Anchorage each playing a central role in our execution this quarter.”

“As we work to commercialize AI data center opportunities, we continue to apply the power-first, innovation-driven approach that has long defined our strategy and enabled us to build such partnerships. Initially energized during the quarter, Vega is a clear expression of that strategy: designed in-house and increasingly viewed by prospective partners as a prototype for next-generation AI infrastructure. We believe this level of innovation and execution, grounded in first principles, speed, and capital discipline, not only differentiates us but positions us to be a category-defining leader as the sector continues to evolve.”

Second Quarter 2025 Highlights

Power

●	Generated $5.5 million in second quarter revenue from Power Generation and Managed Services. As American Bitcoin Corp. (“American Bitcoin”) is a consolidated subsidiary, all revenue generated through its Managed Services agreement with Hut 8 are eliminated in consolidation.

●	~10,800 MW development pipeline with ~3,100 MW of capacity under exclusivity[1] as of June 30, 2025.
●	Secured five-year capacity contracts with the Ontario Independent Electricity System Operator (“IESO”) for 310 MW of Power Generation assets owned and operated by Far North Power Corp. (“Far North”), an entity formed by Hut 8 and Macquarie Equipment Finance Ltd. (“Macquarie”), a subsidiary of Macquarie Group Limited, a global financial services group. The contracts will commence on May 1, 2026.
●	Commenced Managed Services of 130+ MW of capacity under management for American Bitcoin.
●	Advanced AI data center development opportunities comprising 430 MW of total capacity, including River Bend, a 592-acre campus in Louisiana where sitework continues.

Digital Infrastructure

●	Generated $1.5 million in second quarter revenue from ASIC Colocation and CPU Colocation services. As American Bitcoin is a consolidated subsidiary, all revenue generated through its ASIC Colocation agreement with Hut 8 are eliminated in consolidation.
●	Completed the initial energization of Vega at quarter-end. The 205 MW facility features a new Tier I data center form factor that narrows the gap between legacy air-cooled ASIC infrastructure and liquid-cooled GPU infrastructure with a proprietary, rack-based, direct-to-chip liquid cooling system designed in-house by Hut 8.
●	Commercialized Vega, where upon full ramp we expect to provide up to 205 megawatts of ASIC Colocation capacity to BITMAIN, and through the execution of our purchase option, American Bitcoin.
●	Commenced ASIC Colocation services with American Bitcoin for 130+ MW of capacity.

Compute

●	Generated $34.3 million in second quarter revenue from Bitcoin Mining, GPU-as-a-Service, and Data Center Cloud operations.
●	Announced a go-public transaction for American Bitcoin pursuant to which Gryphon Digital Mining, Inc. (Nasdaq: GRYP) will acquire American Bitcoin in a stock-for-stock merger transaction. Upon closing, the combined company is expected to operate under the American Bitcoin brand and trade on Nasdaq under the ticker symbol “ABTC.” Following quarter-end, American Bitcoin’s registration statement on Form S-4 was declared effective.
●	Completed an oversubscribed private placement for American Bitcoin, generating aggregate gross proceeds in cash and Bitcoin of approximately $220 million.

Capital Strategy and Balance Sheet

●	Expanded strategic Bitcoin reserve to 10,667 Bitcoin held in reserve with a market value of $1.1 billion as of June 30, 2025.
●	Amended the Company’s Bitcoin-backed credit facility with Coinbase, expanding the facility from $65 million to up to $130 million, extending the maturity date to June 16, 2026, and transitioning from a floating-rate structure to a fixed interest rate of 9.0%, compared to a stated interest rate ranging from 10.5% to 11.5% between the quarter ended December 31, 2023 and the quarter ended March 31, 2025.

1.

Capacity under exclusivity represents sites where Hut 8 has secured a clear path to ownership through either: (i) an exclusivity agreement that prevents the sale of designated land and power capacity to another party or (ii) a tendered interconnection agreement, confirming a viable path to securing power and infrastructure for deployment.

Key Performance Indicators

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Energy capacity under management(1)	1,020 MW	1,117 MW	1,020 MW	1,117 MW
Energy cost per MWh	$39.82	$31.71	$44.39	$35.40
Number of Bitcoin in strategic reserve(2)	10,667	9,102	10,667	9,102

1.	Energy capacity under management includes all Power assets: Power Generation, Managed Services, ASIC Colocation, CPU Colocation, Bitcoin Mining, Data Center Cloud, and non-operational sites.
2.	Number of Bitcoin in strategic reserve includes Bitcoin held in custody, pledged as collateral, or pledged for a miner purchase under an agreement with BITMAIN.

Select Second Quarter 2025 Financial Results

Revenue for the three months ended June 30, 2025 was $41.3 million compared to $35.2 million in the prior year period, and consisted of $5.5 million in Power revenue, $1.5 million in Digital Infrastructure revenue, and $34.3 million in Compute revenue, and nil in Other revenue.

Net income (loss) for the three months ended June 30, 2025 was $137.5 million compared to a loss of ($72.2) million for the prior year period. This included gains on digital assets of $217.6 million and losses on digital assets of $71.8 million for the three months ended June 30, 2025 and 2024, respectively.

Adjusted EBITDA for the three months ended June 30, 2025 was $221.2 million compared to ($57.5) million for the prior year period. A reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss), and an explanation of this measure has been provided in the table included below in this press release.

All financial results are reported in U.S. dollars.

Conference Call

The Hut 8 Corp. Second Quarter 2025 Conference Call will commence today, Thursday, August 7, 2025, at 8:30 a.m. ET. Investors can join the live webcast here.

Supplemental Materials and Upcoming Communications

The Company expects to make available on its website materials designed to accompany the discussion of its results, along with certain supplemental financial information and other data. For important news and information regarding the Company, including investor presentations and timing of future investor conferences, visit the Investor Relations section of the Company's website, https://hut8.com/investors, and its social media accounts, including on X and LinkedIn. The Company uses its website and social media accounts as primary channels for disclosing key information to its investors, some of which may contain material and previously non-public information.

Analyst Coverage

A full list of Hut 8 Corp. analyst coverage can be found at hut8.com/investors/stock-info/.

About Hut 8

Hut 8 Corp. is an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive use cases such as Bitcoin mining and high-potential computing. We take a power-first, innovation-driven approach to developing, commercializing, and operating the critical infrastructure that underpins the breakthrough technologies of today and tomorrow. Our platform spans 1,020 megawatts of energy capacity under management across 15 sites in the United States and Canada: five ASIC Colocation and Managed Services sites in Alberta, New York, and Texas, five high performance computing data centers in British Columbia and Ontario, four power generation assets in Ontario, and one non-operational site in Alberta. For more information, visit www.hut8.com and follow us on X at @Hut8Corp.

Cautionary Note Regarding Forward–Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events, or developments that Hut 8 expects or anticipates will or may occur in the future, including statements relating to scaling the Company's platform, commercializing and advancing the Company's data center opportunities, commencing the Company's contracts with IESO, unlocking the Company's near-term growth potential, the commercialization of the Company's Vega site through its hosting arrangement with BITMAIN and (following the execution of the Company's miner purchase option) American Bitcoin, closing the merger of American Bitcoin and Gryphon and completing the combined company's Nasdaq listing, , and the Company’s future business strategy, competitive strengths, expansion, and growth of the business and operations more generally, and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “allow”, “believe”, “estimate”, “expect”, “predict”, “can”, “might”, “potential”, “predict”, “is designed to”, “likely,” or similar expressions.

Statements containing forward-looking information are not historical facts, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, failure of critical systems; geopolitical, social, economic, and other events and circumstances; competition from current and future competitors; risks related to power requirements; cybersecurity threats and breaches; hazards and operational risks; changes in leasing arrangements; Internet-related disruptions; dependence on key personnel; having a limited operating history; attracting and retaining customers; entering into new offerings or lines of business; price fluctuations and rapidly changing technologies; construction of new data centers, data center expansions, or data center redevelopment; predicting facility requirements; strategic alliances or joint ventures; operating and expanding internationally; failing to grow hashrate; purchasing miners; relying on third-party mining pool service providers; uncertainty in the development and acceptance of the Bitcoin network; Bitcoin halving events; competition from other methods of investing in Bitcoin; concentration of Bitcoin holdings; hedging transactions; potential liquidity constraints; legal, regulatory, governmental, and technological uncertainties; physical risks related to climate change; involvement in legal proceedings; trading volatility; and other risks described from time to time in Company’s filings with the U.S. Securities and Exchange Commission. In particular, see the Company’s recent and upcoming annual and quarterly reports and other continuous disclosure documents, which are available under the Company’s EDGAR profile at www.sec.gov and SEDAR+ profile at www.sedarplus.ca.

Adjusted EBITDA

In addition to our results determined in accordance with GAAP, we rely on Adjusted EBITDA to evaluate our business, measure our performance, and make strategic decisions. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss), adjusted for impacts of interest expense, income tax provision or benefit, depreciation and amortization, our share of unconsolidated joint venture depreciation and amortization, foreign exchange gain or loss, gain or loss on sale of property and equipment, gain or loss on derivatives, gain or loss on other financial liability, the removal of non-recurring transactions, loss from discontinued operations, (income) loss attributable to non-controlling interests, and stock-based compensation expense in the period presented. You are encouraged to evaluate each of these adjustments and the reasons our Board and management team consider them appropriate for supplemental analysis.

The Company’s board of directors and management team use Adjusted EBITDA to assess its financial performance because it allows them to compare operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense and income), asset base (such as depreciation and amortization), and other items (such as non-recurring transactions mentioned above) that impact the comparability of financial results from period to period.

Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in such presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. There can be no assurance that the Company will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in the industry, the Company’s definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Hut 8 Corp. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited, in USD thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Power	$5,492	$10,530	$9,872	$20,468
Digital Infrastructure	1,512	5,264	2,829	11,108
Compute	34,295	15,795	50,413	47,933
Other	—	3,626	—	7,447
Total revenue	41,299	35,215	63,114	86,956

Cost of revenue (exclusive of depreciation and amortization shown below):
Cost of revenue – Power	5,000	5,449	8,628	9,082
Cost of revenue – Digital Infrastructure	2,120	4,331	3,679	8,960
Cost of revenue – Compute	14,656	8,670	28,128	26,356
Cost of revenue – Other	—	2,186	—	4,385
Total cost of revenue	21,776	20,636	40,435	48,783

Operating expenses (income):
Depreciation and amortization	19,458	11,531	34,357	23,003
General and administrative expenses	30,158	17,899	51,217	37,898
(Gains) losses on digital assets	(217,640)	71,842	(105,246)	(202,732)
(Gain) loss on sale of property and equipment	(312)	—	2,142	(190)
Total operating (income) expenses	(168,336)	101,272	(17,530)	(142,021)
Operating income (loss)	187,859	(86,693)	40,209	180,194

Other income (expense):
Foreign exchange gain (loss)	3,114	720	3,123	(1,679)
Interest expense	(8,396)	(6,012)	(15,865)	(12,293)
Asset contribution costs	—	—	(22,780)	—
(Loss) gain on derivatives	(18,403)	17,219	2,459	17,219
(Loss) gain on other financial liability	(181)	—	958	—
Equity in earnings of unconsolidated joint venture	1,064	2,440	2,429	6,962
Total other (expense) income	(22,802)	14,367	(29,676)	10,209

Income (loss) from continuing operations before taxes	165,057	(72,326)	10,533	190,403

Income tax (provision) benefit	(27,574)	1,874	(7,369)	(2,522)

Net income (loss) from continuing operations	$137,483	$(70,452)	$3,164	$187,881

Loss from discontinued operations (net of income tax benefit of nil, nil, nil and nil, respectively)	—	(1,738)	—	(9,364)

Net income (loss)	137,483	(72,190)	3,164	178,517

Less: Net (income) loss attributable to non-controlling interests	(171)	324	259	493
Net income (loss) attributable to Hut 8 Corp.	$137,312	$(71,866)	$3,423	$179,010

Net (loss) income per share of common stock:
Basic from continuing operations attributable to Hut 8 Corp.	$1.32	$(0.78)	$0.04	$2.10
Diluted from continuing operations attributable to Hut 8 Corp.	$1.18	$(0.78)	$0.03	$2.00

Weighted average number of shares of common stock outstanding:
Basic	104,246,041	90,192,842	103,554,237	89,671,344
Diluted	119,018,761	90,192,842	109,070,208	94,152,139

Net income (loss)	$137,483	$(72,190)	$3,164	$178,517
Other comprehensive income (loss):
Foreign currency translation adjustments	39,892	(7,362)	41,079	(18,436)
Total comprehensive income (loss)	177,375	(79,552)	44,243	160,081
Less: Comprehensive (income) loss attributable to non-controlling interest	(227)	423	204	557
Comprehensive income (loss) attributable to Hut 8 Corp.	$177,148	$(79,129)	$44,447	$160,638

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Adjusted EBITDA Reconciliation

	Three Months Ended
	June 30		Increase
(in USD thousands)	2025	2024	(Decrease)
Net income (loss)	$137,483	$(72,190)	$209,673
Interest expense	8,396	6,012	2,384
Income tax provision (benefit)	27,574	(1,874)	29,448
Depreciation and amortization	19,458	11,531	7,927
Share of unconsolidated joint venture depreciation and amortization (1)	5,543	7,837	(2,294)
Foreign exchange gain	(3,114)	(720)	(2,394)
Gain on sale of property and equipment	(312)	—	(312)
Loss (gain) on derivatives	18,403	(17,219)	35,622
Loss on other financial liability	181	—	181
Non-recurring transactions (2)	3,739	21	3,718
Loss from discontinued operations (net of income tax benefit of nil and nil, respectively)	—	1,738	(1,738)
(Income) loss attributable to non-controlling interests	(3,786)	324	(4,110)
Stock-based compensation expense	7,640	7,010	630
Adjusted EBITDA	$221,205	$(57,530)	$278,735

(1)	Net of the accretion of fair value differences of depreciable and amortizable assets included in equity in earnings of unconsolidated joint venture in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) in accordance with ASC 323. See Note 9. Investments in unconsolidated joint venture of our Unaudited Condensed Consolidated Financial Statements for further detail.
(2)	Non-recurring transactions for the three months ended June 30, 2025 primarily represent approximately $3.5 million of American Bitcoin related transaction costs, and $0.2 million of restructuring costs. Non-recurring transactions for the three months ended June 30, 2024 represent approximately $1.5 million of miner relocation costs, $0.7 million of restructuring costs, offset by a $2.2 million tax refund.

Contacts

Hut 8 Investor Relations
Sue Ennis
ir@hut8.com

Hut 8 Public Relations
Gautier Lemyze-Young

media@hut8.com